      As filed with the Securities and Exchange Commission on May 30, 2000
                                                      Registration No. 333-34630
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                           GENELABS TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                                    94-3010150
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-9500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 HEATHER CRISS
                                  KELLER, ESQ.
                           GENELABS TECHNOLOGIES, INC.
                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-9500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                             GREGORY C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                        525 UNIVERSITY AVENUE, SUITE 220
                               PALO ALTO, CA 94301
                                 (650) 470-4500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 30, 2000

                                   PROSPECTUS

                                5,000,000 Shares

                           GENELABS TECHNOLOGIES, INC.

                                  Common Stock

                            ------------------------

     This prospectus will allow us to issue common stock over time. This means:

     o we will provide a prospectus supplement each time we issue common stock;

     o the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

     o you should read this document and any prospectus supplement carefully before you invest.

     Genelabs' common stock is traded on the Nasdaq National Market under the symbol "GNLB". On May 25, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $3.00 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is _______________, 2000

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Prospectus Summary...........................................         4
Genelabs Technologies, Inc...................................         4
The Offering.................................................         4
Risk Factors.................................................         6
Forward-Looking Statements...................................        13
Use of Proceeds..............................................        14
Dilution.....................................................        15
Plan of Distribution.........................................        16
Legal Matters................................................        16
Experts......................................................        16
Where You Can Get More Information...........................        17

                               PROSPECTUS SUMMARY

     The summary highlights selected information in this prospectus, but it may not contain all the information that is important to you. To better understand this offering, you should read the entire prospectus carefully, including the "Risk Factors" and "Forward-Looking Statements" sections, the financial statements and the other documents that we incorporate by reference into this prospectus.

                           GENELABS TECHNOLOGIES, INC.

     Genelabs is engaged in the discovery and development of a new class of pharmaceutical products that selectively regulate gene expression and in the development of GL701, our proprietary hormone treatment for systemic lupus erythematosus, or lupus. We have completed two pivotal clinical trials of GL701 for the treatment of lupus in women, and intend to begin the submission of a new drug application for GL701 to the U.S. Food and Drug Administration, or FDA, in 2000. We intend that significant funding for the discovery and development of our future products would be provided by revenue from the sales of GL701, should it receive FDA approval.

     Genelabs was incorporated in California in 1985. Our executive offices are located at 505 Penobscot Drive, Redwood City, California 94063, and our telephone number is (650) 369-9500. Genelabs' worldwide web address is http://www.genelabs.com. We do not intend for information contained in our worldwide website to be considered part of this prospectus.

     Genelabs(R) and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc.

                                  THE OFFERING

Common stock offered in this prospectus...........................  5,000,000 shares
Common stock outstanding after the offering.......................  45,783,994 shares
Use of proceeds...................................................  For activities necessary for the potential commercial introduction of GL701, including
                                                                    activities related to the filing of a new
                                                                    drug application, building a sales and marketing
                                                                    team, acquiring commercially saleable product
                                                                    quantities, evaluation of potential new uses of
                                                                    GL701, additional drug discovery research and
                                                                    other general corporate purposes. See "Use of
                                                                    Proceeds."
Nasdaq National Market symbol.....................................  GNLB

     The common stock outstanding after the offering is based on shares outstanding as of March 31, 2000 and does not include:

     o 3,716,681 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $3.677 per share;

     o 3,333,334 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock as of March 31, 2000;

     o 1,354,092 shares of common stock issuable upon exercise of stock options reserved for grant as of March 31, 2000; and

     o 638,269 shares of common stock reserved for issuance under the Genelabs Technologies, Inc. Employee Stock Purchase Plan as of March 31, 2000.

                                  RISK FACTORS

     Please consider the following risk factors carefully in addition to the other information contained in this prospectus and in any other documents to which we refer you in this prospectus.

                            RISKS RELATED TO GENELABS

IF FDA DOES NOT APPROVE GL701, GENELABS' DRUG CANDIDATE FOR SYSTEMIC LUPUS ERYTHEMATOSUS, FOR MARKETING IN THE UNITED STATES, OUR BUSINESS PROSPECTS WILL BE HARMED.

     Genelabs has focused its development efforts to date on conducting clinical trials for an investigational new drug, GL701, for the treatment of women with systemic lupus erythematosus, or lupus, which is a severe, chronic and debilitating autoimmune disease that can affect the lungs, heart, kidneys, skin, joints and nervous system. GL701 is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone.

     Before we can market GL701 in the United States, the FDA must review and approve a new drug application submitted by Genelabs incorporating all of the data from the clinical trials of the drug and other information required, such as data relating to the toxicity of the drug and manufacturing requirements. Genelabs plans to submit a new drug application to FDA for GL701 for lupus in 2000. Genelabs' business plans depend on FDA approval of GL701 in the United States. If the new drug application is not approved in a timely manner, our business would be harmed.

     Other countries have similar regulatory requirements. Genelabs has not conducted any clinical trials for GL701 for lupus in other countries. Genelabs plans to enter into collaborations or licensing agreements regarding marketing GL701 in other countries with pharmaceutical companies with resources greater than Genelabs. If Genelabs is unsuccessful in entering into these agreements, Genelabs may not be able to sell, or might face delays related to commercial introduction of, GL701 in other countries, because Genelabs lacks the necessary resources.

GENELABS' RESEARCH PROGRAMS ARE IN AN EARLY STAGE AND MAY NOT SUCCESSFULLY PRODUCE COMMERCIAL PRODUCTS.

     Genelabs' research is in an early stage. The focus of the research is the discovery of pharmaceutical products that selectively regulate gene expression and separately, pharmaceutical products that treat viral infections. To date, Genelabs' research programs have not produced a compound that has progressed into clinical trials. Genelabs' product candidates, other than GL701, are in an early stage of research. The goal of the research is to discover novel chemical compounds that bind directly to DNA or RNA, the fundamental matter in genes, and develop them into drugs. Genelabs, or others working in this area, may never achieve this goal.

     If Genelabs discovers compounds that have the potential to be drugs that regulate gene expression or that show potential as antiviral drugs, public information about this research breakthrough may lead other companies with greater resources to focus more efforts on these types of compounds. Genelabs has limited human and financial resources. Creation of the type of compounds Genelabs seeks to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific degrees in many disciplines such as chemistry, biochemistry and biology and time and effort. Large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving a particular research problem, such as selective regulation of gene expression. Therefore, even if our research programs are successful, we may be at a competitive disadvantage.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, WE WILL BE NOT BE ABLE TO CARRY OUT OUR BUSINESS PLAN, AND WE WILL NOT BE ABLE TO INTRODUCE GL701 TO THE MARKET.

     We have incurred losses in each year since our inception and have accumulated approximately $146 million in net losses through March 31, 2000, including a net loss of $12.8 million in 1999 and $2.8 million for the first quarter of 2000. We anticipate realizing a net loss at least until 2001, and we may not be profitable after that time. Our revenues may not be sufficient to fund operations or we may not achieve profitability or positive cash flow in the near future or at all. At March 31, 2000, we had commitments from known sources of funding, primarily through a grant from the Defense Advance Research Project Agency, or DARPA, for the balance of the fiscal year of approximately $4 million, which, combined with existing cash balances, we believe is sufficient to sustain our operations through the end of the fiscal year. Beyond the current year, known sources of funding, primarily from royalties, are approximately $1 million per year, which is not sufficient to sustain current operations. Excluding costs attributable to GL701, we spend approximately $10 million per year on our research programs and other operations. In addition, we anticipate requiring at least $10 million to commercially launch GL701. Because we have limited funds, we will need to obtain additional funds to sustain our continuing operations and research and development activities.

     Our fundraising strategy is to sell additional equity in order to have the necessary resources to commercially launch GL701. This type of financing may dilute existing shareholders. If we do not complete financing arrangements currently contemplated, we may have to seek other sources of capital, such as strategic alliances, which may require us to grant third parties rights to our intellectual property assets. We may also need to change our operating plans. Longer-term, we plan to fund our operations principally from revenue from sales of GL701. However, GL701 may never receive FDA approval, and if it does, we may never be able to generate revenue from sales of GL701. Although we are currently pursuing foreign GL701 licensing agreements, we may not be able to enter into license agreements on acceptable terms, if at all. We also may be unable to find buyers willing to purchase our equity or license our products or technology on commercially favorable terms, if at all. The unavailability of additional funds will delay or prevent the development, testing, regulatory approval, manufacturing or marketing of some or all of our products and technologies and would harm our business.

IF GL701 DOES NOT GAIN SUFFICIENT MARKET ACCEPTANCE, OUR BUSINESS WILL BE
HARMED.

     A number of factors may affect the market acceptance of GL701 for lupus, including:

     o availability and level of reimbursement by insurance companies or government programs such as Medicaid;

     o    the price of GL701 relative to other drugs for lupus treatment;

     o the perception by physicians and other members of the health care community of the effectiveness and safety of GL701 for the treatment of lupus;

     o    the effectiveness of our sales and marketing efforts;

     o    side effects; and

     o    unfavorable publicity concerning GL701 or other drugs on the market.

     In addition, if regulatory authorities fail to restrict the sale of DHEA without a prescription, GL701 may not be well-accepted by the market. Products containing DHEA are marketed through dietary supplement manufacturers such as Schiff, Natrol and Nature's Plus, and are currently available as a dietary supplement without a prescription where vitamins and herbal supplements are available. GL701 contains highly purified prasterone, the synthetic equivalent of DHEA, as the active ingredient. The body produces DHEA, an androgenic hormone which is not a component of the diet. While we have consistently maintained that DHEA should be regulated as a drug and as a controlled substance, neither the FDA nor the Drug Enforcement Agency, or DEA, has taken any action to date to limit or regulate the sale of DHEA. The FDA and DEA may not be willing to regulate DHEA in the future. We have submitted documentation to the FDA requesting clarification of DHEA's status as a drug and removal from the market as a dietary supplement. We have also submitted documentation to the DEA requesting clarification of DHEA's status as an anabolic steroid. If DEA agrees that DHEA is an anabolic steriod, DHEA would no longer be publicly available as a dietary supplement. In the event that GL701 receives FDA approval, the concurrent sale of these dietary supplement products could adversely affect or significantly limit the market for or the selling price of GL701.

BECAUSE WE HAVE LIMITED SALES, MARKETING AND DISTRIBUTION CAPABILITIES AND EXPERIENCE, WE MAY NOT BE ABLE TO SUCCESSFULLY INTRODUCE GL701 TO THE MARKET.

     We have only limited sales, marketing and distribution capabilities, and have never commercially introduced a product to the market. If we successfully develop any new products, including GL701, we must establish a marketing and sales force with technical expertise and supporting distribution capability in order to market the product directly, or we must rely on larger pharmaceutical companies to market our products. Because our business will be largely dependent on revenue from sales of GL701, successful marketing, promotion and distribution for this product is critical to our success. We expect to incur significant expenses in developing, training, maintaining and managing our sales organization. The cost of establishing and maintaining the sales force may exceed GL701 product revenues and our direct marketing and sales efforts may not be successful.

WE ARE DEPENDENT ON OUR OUTSIDE SUPPLIERS AND MANUFACTURERS FOR GL701 AND IF THEY DO NOT MEET THEIR COMMITMENTS, OUR BUSINESS WOULD BE HARMED.

     We rely on a limited number of suppliers of key raw materials, primarily prasterone, the active ingredient in GL701, to provide an adequate supply of materials for production of GL701. The disqualification or loss of one of these suppliers could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers costly and time consuming. In addition, currently we have a single manufacturer, Schering Plough, to supply GL701 capsules and packaging for clinical trials and commercial sales. We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on Schering Plough to manufacture GL701. If Schering Plough does not meet FDA requirements or fails to manufacture GL701 capsules and packaging as required for our needs, we would not be able to ship product in a timely manner, if at all. This failure could negatively impact our relationships with customers and would harm sales of GL701. If we are unable to renew or extend an agreement with a manufacturer or supplier, if an existing agreement is terminated, or if a third party manufacturer or supplier otherwise cannot meet our needs for a product, we also may not be able to obtain an alternative source of manufacture or supply in a timely manner or on commercially acceptable terms. Our ability to manufacture and market GL701 could be harmed by:

     o the unavailability of adequate commercial quantities of the active ingredient;

     o    the loss of a supplier's regulatory approval;

     o    the inability to develop alternative sources;

     o    an interruption in supply of finished product; and

     o competing demands on the contract manufacturer's capacity, for example, shifting a manufacturing priority to a more profitable product for another customer.

IF WE ARE UNABLE TO OBTAIN PATENTS OR PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR OPPORTUNITIES TO DEVELOP AND MARKET OUR INTENDED TECHNOLOGIES AND PRODUCTS, INCLUDING GL701, WOULD BE HARMED.

     Our current patents, or patents that issue on pending applications, may be challenged in court, invalidated through agency or court proceedings or circumvented. Our business would be negatively impacted if we cannot successfully defend or enforce our patents. Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

     The active ingredient in GL701 is prasterone, more commonly known as dehydroepiandrosterone or DHEA. DHEA is a compound that has been in the public domain for many years. It is not possible to obtain patent protection for the chemical compound anywhere in the world. Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993. The Stanford patents expire in 2015 and the license expires when the patents expire. In addition, Genelabs has filed patent applications covering additional uses for GL701 and various pharmaceutical formulations and intends to file additional applications as appropriate. Genelabs has filed several patent applications covering compounds from its gene regulating drug discovery programs, however no patents are currently issued. Nine patents have issued covering Genelabs' gene regulating drug discovery technologies and methods and have expiration dates ranging from 2011 to 2015 and several applications are pending.

     Our success will be significantly harmed if our products and technologies infringe patents owned by others. If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, we could be required to pay significant damages and prevented from using or selling products or technologies covered by their patents. Others have, or may, independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries. Prosecuting priority interference proceedings and defending litigation claims can be very expensive and a negative outcome will have a negative impact on our business and results of operations. In addition, there may be intellectual property we do not currently know about owned by others now or in the future that is important for advancing our drug discovery efforts or for uses for the active ingredient in GL701. We might not be able to obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may be prevented from pursuing research, development or commercialization of promising products.

                                 INDUSTRY RISKS

OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND IMPROPER HANDLING OF THESE MATERIALS BY OUR EMPLOYEES OR AGENTS COULD EXPOSE US TO SIGNIFICANT LEGAL AND FINANCIAL PENALTIES.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds, including solvents commonly used in organic chemistry, such as chloroform, isopropyl alcohol and ethanol, acids such as hydrochloric acid and flammable gases under pressure such as hydrogen. We also handle chemical, medical and radioactive waste through licensed contractors. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, our use of these materials could be curtailed by state or federal authorities and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes, and any liability could exceed our resources and could harm our business. The amount of insurance we carry may not be sufficient to cover extraordinary or unanticipated events. Additionally, an accident could damage our research and manufacturing facilities and operations.

     Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN SUFFICIENT INSURANCE ON COMMERCIALLY REASONABLE TERMS OR WITH ADEQUATE COVERAGE AGAINST POTENTIAL LIABILITIES IN ORDER TO PROTECT OURSELVES AGAINST PRODUCT LIABILITY CLAIMS.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We may become subject to product liability claims if the use of our products, such as GL701 for lupus, if approved, is alleged to have injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Although we currently have clinical trial liability insurance, we may not be able to maintain this type of insurance for any of our clinical trials or in a sufficient amount. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could harm our business.

                                 OFFERING RISKS

BECAUSE OUR STOCK IS VOLATILE, THE VALUE OF YOUR INVESTMENT MAY SUBSTANTIALLY DECREASE.

     The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. Between January 1, 2000 and May 25, 2000, the closing price of our common stock fluctuated between $14.31 and $2.81 per share. In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price, including:

     o the success of GL701, including regulatory approval, successful commercial launch and market acceptance;

     o the low percentage of institutional ownership of our stock, contributing to lack of stability for our stock price; and

     o our ability to raise additional funds, given the limited financial resources currently available to us.

     In addition, numerous events occurring outside of our control may also impact the price of our common stock, including market conditions related to the biopharmaceutical industry. Securities class action lawsuits have been brought against other companies following periods of volatility in the market price of their common stock. If this type of litigation is brought against us, it could result in substantial costs and diversion of management's time.

THE CONVERSION OF OUR OUTSTANDING PREFERRED STOCK MAY RESULT IN DILUTION TO INVESTORS, AND SUBSTANTIAL SALES OF THE STOCK COULD DEPRESS THE TRADING PRICE OF OUR COMMON STOCK.

     In May 1995, we sold 10,000 shares of series A convertible preferred stock to two corporate investors for $10 million. Through August 15, 2000, the investors have the right to convert all of their preferred shares into either
(1) Genelabs common stock at the fair market value of the common stock at the time of conversion or $3.00 per share, whichever is lower, or (2) 49.99% of Genelabs' diagnostics business, if they purchase the remainder of this business at its then fair market value. They will not be able to convert their shares into more than 49.99% of Genelabs' common stock after the conversion. The investors have one vote for each share of common stock into which their preferred stock could convert at the time of voting. We expect that this preferred stock will be converted into common stock, which may substantially increase the number of shares of common stock outstanding and could result in further dilution to investors. Sale of these shares in the public market could depress the trading price of our common stock.

OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK.

     Our Articles of Incorporation provide our board of directors with the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the shareholders. As of the date of this prospectus, the board of directors still has authority to designate and issue up to 5,000,000 shares of preferred stock. If we issue preferred stock, holders of our common stock may be adversely affected. The issuance may delay or prevent a change in control transaction without further action by our shareholders or result in a loss of their voting control. As a result, our common stock price may decrease.

                           FORWARD-LOOKING STATEMENTS

     All statements in this prospectus that are not historical are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties. These risks and uncertainties include statements concerning regulatory approval, clinical trials, progress of drug discovery programs, Genelabs' business plans, anticipated expenditures and the timing and need for additional funds. You may identify forward-looking statements by terminology such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "potential" and similar expressions. Some of the factors that could cause material differences in actual results of Genelabs' activities are:

     o    uncertainty of regulatory approval;

     o    the outcome of drug discovery and product development efforts;

     o    market acceptance;

     o    manufacturing risks; and

     o    intellectual property rights.

     These and additional factors and risks are discussed in additional detail in this prospectus, especially under "Risk Factors" beginning on page 6. You should carefully consider these forward- looking statements. We will not update these forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Quarterly Reports on form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K filed with the SEC.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     Companies in the biopharmaceutical industry generally expend significant capital resources in product research and development. We anticipate that substantial capital over a period of several years will be required to fund our research and development programs. In the long term, we plan to fund our operations principally from revenue from sales of GL701, should it receive FDA approval. However, we may be unable to generate revenue from sales of GL701. Additional capital may be raised through additional public or private financings, as well as collaborative relationships, borrowings and other available sources.

     We intend to use the net proceeds of this offering, if any, for our activities necessary for the potential commercial introduction of GL701, our drug development and drug discovery programs and for other general corporate purposes. Genelabs currently plans that the proceeds, if any, will be used for activities relating to the filing of a new drug application for GL701, building our sales and marketing team necessary for the commercial introduction of GL701, acquiring commercially saleable quantities of GL701, evaluation of potential new uses of GL701, additional drug discovery research and general and administrative purposes. Although we have not identified precisely the amounts we plan to spend on each individual research drug discovery and development program or the timing of such expenditures, we currently anticipate that we would use approximately the first $10 million raised in this offering primarily for the potential commercial introduction of GL701, and investigation of other potential uses of GL701. Any additional funds raised in excess of this amount are currently expected to be used for additional drug discovery research and general and administrative purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the status and timing of regulatory approvals, determinations as to the commercial potential of GL701, the amount and timing of the proceeds from this offering and the progress of our research drug discovery and development programs. In addition, expenditures will also depend upon the establishment of marketing and collaborative research arrangements with other companies, the availability of other financing and other factors.

     Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with the proceeds of this offering, assuming $10 million in net proceeds, will be adequate to satisfy our capital needs until at least the middle of 2001. However, if we are unable to raise any funds through this offering or through other means such as a private placement of unregistered securities, collaborative or licensing arrangements or research grants, we believe that our available cash and sources of revenue will be adequate to meet our capital needs through the end of 2000.

                                    DILUTION

     The net tangible book value of Genelabs at March 31, 2000 was $4,849,000 or approximately $0.12 per share of common stock. Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by 40,783,994 shares of common stock.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 5,000,000 shares of common stock in this offering at an assumed offering price of $3.00 per share and the application of the estimated net proceeds from the offering (after deducting estimated offering expenses), and assuming no conversion of our preferred stock, the pro forma net tangible book value of Genelabs as of March 31, 2000 would have been $19,749,000 or $0.43 per share, an immediate increase in net tangible book value of $0.31 per share to existing stockholders and an immediate dilution in net tangible book value of $2.57 per share to purchasers of common stock in the offering, as illustrated in the following table:


Assumed public offering price per share...............................                               $3.00
Net tangible book value per share at March 31, 2000...................          $0.12
Increase per share attributable to new investors......................          $0.31
                                                                                -----
Pro forma net tangible book value per share after offering............                               $0.43
                                                                                                     -----
Net tangible book value dilution per share to new investors...........                               $2.57
                                                                                                     -----

     To the extent that outstanding options are exercised or our outstanding preferred stock is converted, there may be further dilution to new investors.

                              PLAN OF DISTRIBUTION

     We may offer the common stock:

     o    directly to purchasers;

     o    to or through underwriters;

     o    through dealers, agents or institutional investors; or

     o    through a combination of such methods.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     o the identity of any underwriters, dealers, agents or investors who purchase the common stock;

     o the material terms of the distribution, including the number of shares sold and the amount paid;

     o the amount of any reimbursement, discounts or commissions to be received by the underwriters, dealers or agents;

     o the terms of any reimbursement provisions, including reimbursement for liabilities under the federal securities laws; and

     o the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered in this prospectus will be passed upon for Genelabs by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o    Annual Report on Form 10-K for the year ended December 31, 1999;

     o Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

     o    Proxy Statement for the 2000 Annual Meeting of Shareholders; and

     o The description of the common stock contained in our Registration Statement on Form S-1 as originally filed with the SEC under the Securities Act on April 29, 1991, as amended.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

     Genelabs Technologies, Inc.
     Attn:  Investor Relations
     505 Penobscot Drive
     Redwood City, CA  94063
     Telephone:  (650) 369-9500

     This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by Genelabs in connection with the sale of the 5,000,000 shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee.....................................     $7,384
Legal fees and expenses..................................    $50,000
Accounting fees and expenses.............................    $15,000
Nasdaq fees for newly issued shares......................    $17,500
Printing and engraving expenses..........................     $5,000
Miscellaneous............................................     $5,116
                                                            --------
         Total...........................................   $100,000
                                                            ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 317 of the California General Corporation Law (the "CGCL"), the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Registrant), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the Registrant, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the Registrant, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Registrant and its shareholders provided that the specified court approval is obtained.

     As permitted by Section 317 of the CGCL, the Articles of Incorporation and Bylaws of the Registrant provide that the Registrant is authorized to provide indemnification for its directors and officers for breach of their duty to the Registrant and its shareholders through bylaw provisions or through agreements with the directors and officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL. The Registrant's Bylaws provide for indemnification of its directors and officers to the maximum extent permitted by Section 317 of the CGCL except that indemnification is not available for proceedings initiated by an indemnitee unless such proceeding was authorized by Registrant's Board of Directors. In addition, agreements entered into by the Registrant with its directors and its executive officers require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person was an agent of the Registrant (including judgments, fines and settlements in or of a derivative action, unless indemnification is otherwise prohibited by law), provided such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of Genelabs as to which indemnification is being sought, nor is Genelabs aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Genelabs has an insurance policy covering the officers and directors of Genelabs with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16 EXHIBITS

     EXHIBIT
      NUMBER                     DESCRIPTION OF DOCUMENT
      ------                     -----------------------
        4.1    Amended and Restated Articles of Incorporation.(1)
        4.2    Amended and Restated Bylaws.(2)
        4.3    Certificate of Determination of Preferences of Series A Convertible
               Preferred Stock of Genelabs Technologies, Inc.(3)
        5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.(4)
       23.1    Consent of Ernst & Young LLP, Independent Auditors.
       23.2    Consent of Skadden, Arps, Slate, Meagher & Flom LLP. Reference is
               made to Exhibit 5.1.
       24.1    Power of Attorney.(5)

(1) Incorporated herein by reference to Exhibit 3.01 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

(2) Incorporated herein by reference to Exhibit 3.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(3) Incorporated herein by reference to Exhibit 10.37 to Registrant's Form 10-Q for the quarter ended June 30, 1995.

(4)  To be filed by amendment.

(5)  Previously filed.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective;

          (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Redwood City, State of California, on the 26th day of May, 2000.


                                       GENELABS TECHNOLOGIES, INC.



                                       By: /s/ James A.D. Smith
                                           -----------------------------------
                                                   JAMES A.D. SMITH
                                           President, Chief Executive Officer
                                                    and Director



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURES                                TITLE                             DATE
          ----------                                -----                             ----

Principal Executive Officer:

/s/ JAMES A.D. SMITH                     President, Chief Executive
------------------------------              Officer and Director                   May 26, 2000
     James A.D. Smith

Principal Financial Officer:

          *                            Vice President, Chief Financial             May 26, 2000
------------------------------                    Officer
   Richard A. Waldron

Principal Accounting Officer:

           *                              Vice President, Finance                  May 26, 2000
------------------------------
    Matthew M. Loar



            *                        Chairman of the Board of                      May 26, 2000
------------------------------              Directors
       Irene A. Chow


           *                                Director                              May 26, 2000
------------------------------
    J. Richard Crout


           *                                Director                              May 26, 2000
------------------------------
   Thomas E. Dewey, Jr.


                                            Director
------------------------------
    Frank L. Douglas


            *                               Director                              May 26, 2000
------------------------------
    Arthur Gray, Jr.


                                            Director
------------------------------
     H. H. Haight

            *                               Director                              May 26, 2000
------------------------------
      Alan Y. Kwan

                                            Director
------------------------------
       Ning K. Wang


By: /s/ James A. D. Smith
    --------------------------
    James A. D. Smith
    Attorney-in-Fact

                                 EXHIBIT INDEX

     EXHIBIT
      NUMBER                     DESCRIPTION
      ------                     -----------
        4.1    Amended and Restated Articles of Incorporation.(1)
        4.2    Amended and Restated Bylaws.(2)
        4.3    Certificate of Determination of Preferences of Series A Convertible
               Preferred Stock of Genelabs Technologies, Inc.(3)
        5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.(4)
       23.1    Consent of Ernst & Young LLP, Independent Auditors.
       23.2    Consent of Skadden, Arps, Slate, Meagher & Flom LLP. Reference is
               made to Exhibit 5.1.
       24.1    Power of Attorney.(5)

(1) Incorporated herein by reference to Exhibit 3.01 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

(2) Incorporated herein by reference to Exhibit 3.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(3) Incorporated herein by reference to Exhibit 10.37 to Registrant's Form 10-Q for the quarter ended June 30, 1995.

(4)  To be filed by amendment.

(5)  Previously filed.